EXHIBIT 7



                   AGREEMENT AS TO EXPENSES AND LIABILITIES


               AGREEMENT dated as of November 22, 1994, between Aetna Life and Casualty Company, a Connecticut insurance corporation ("Aetna"), and Aetna Capital L.L.C., a Delaware limited liability company ("Capital").

               WHEREAS, Capital intends to issue its common limited liability company interests (the "Common Securities") to and receive related capital contributions from Aetna and Aetna Capital Holdings, Inc. and to issue and sell from time to time, in one or more series, preferred limited liability company interests (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in a written action or actions of the managing members of Capital providing for the issue of such series;

               WHEREAS, Aetna will directly or indirectly own all of the Common Securities of Capital;

               NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase Aetna hereby agrees shall benefit Aetna and which purchase Aetna acknowledges will be made in reliance upon the execution and delivery of this Agreement, Aetna and Capital hereby agree as follows:

               Section 1.01. Guarantee by Aetna. Subject to the terms and conditions hereof, Aetna hereby irrevocably and unconditionally guarantees to each person or entity to whom Capital is now or hereafter becomes indebted or liable (the "Beneficiaries") (other than obligations to holders of any Preferred Securities or any other limited liability company interests in Capital, in such holders' capacities as holders of such Preferred Securities or other limited liability company interests) the full payment, when and as due, of any and all indebtedness and liabilities of Capital to such Beneficiaries (collectively, the "Obligations"). This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

               Section 1.02. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the later of (i) the date on which full payment has been made of all amounts payable to all holders of all series of the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (ii) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities of any series or any Beneficiary must restore payment of any sums paid under the Preferred Securities of such series, under any Obligation, under the Payment and Guarantee Agreement dated the date hereof and executed and delivered by Aetna or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

               Section 1.03. Waiver of Notice. Aetna hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Aetna hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               Section 1.04. No Impairment. The obligations, covenants, agreements and duties of Aetna under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (a) the extension of time for the payment by Capital of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

               (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of Capital granting indulgence or extension of any kind; or

               (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Capital or any of the assets of Capital.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Aetna with respect to the happening of any of the foregoing.

               Section 1.05. Enforcement. A Beneficiary may enforce this Agreement directly against Aetna and Aetna waives any right or remedy to require that any action be brought against Capital or any other person or entity before proceeding against Aetna.


                                  ARTICLE II

               Section 2.01. Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Aetna and shall inure to the benefit of the Beneficiaries.

               Section 2.02. Amendment. So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

               Section 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                     Aetna Capital L.L.C.
                     c/o   Aetna Life and Casualty Company
                           151 Farmington Avenue
                           Hartford, Connecticut  06156

                           Facsimile No.:  (203) 275-2661
                           Attention:  Treasurer


                     Aetna Life and Casualty Company
                     151 Farmington Avenue
                     Hartford, Connecticut  06156

                     Facsimile No.:  (203) 275-2661
                     Attention:  Treasurer

                     (with a copy to the attention
                     of the General Counsel
                     (203) 273-8340)

               Section 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               THIS AGREEMENT is executed as of the day and year first above written.


                                 AETNA LIFE AND CASUALTY COMPANY


                                 By  ___________________________
                                     Name:
                                     Title:


                                 AETNA CAPITAL L.L.C.


                                 By  Aetna Life and Casualty Company,
                                     as Managing Member


                                     By  ____________________________
                                          Name:
                                          Title: